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Exhibit 3.1(y)

ARTICLES OF INCORPORATION
OF
DELUXE HOMES OF LAFAYETTE, INC.

        The undersigned incorporator or incorporators, desiring to form a corporation (hereinafter referred to as the "Corporation") pursuant to the provisions of The Indiana General Corporation Act, as amended (hereinafter referred to as the "Act"), execute the following Articles of Incorporation.

ARTICLE I

Name

        The name of the Corporation is Deluxe Homes of Lafayette, Inc.

ARTICLE II

Purposes

        The purposes for which the Corporation is formed are:

        Section 2.1.    To Conduct Business and Engage in Commerce.    To engage in and conduct any lawful business, service and commercial undertaking within and without the State of Indiana which a corporation may carry on under the laws of the State of Indiana, and to engage simultaneously in the conduct of two or more such businesses, whether related or unrelated, and to engage in and conduct any business or activity incident, necessary, advisable or advantageous to any such activity.

        Section 2.2.    To Deal in Real Property.    To acquire (by purchase, exchange, lease or otherwise), invest in, hold, own, improve, mortgage, act as broker or agent in respect to, either alone or in conjunction with others, real estate of every kind, character and description whatsoever and wheresoever situated, and any interest therein; to improve real estate and promote the development, lease and sale thereof; to construct buildings and improvements of all kinds.

        Section 2.3.    To Deal in Personal Property.    To acquire (by purchase, exchange, lease, hire or otherwise), invest in, hold, mortgage, pledge, hypothecate, exchange, sell, deal in and dispose of, act as broker or agent in respect to, alone or in syndicate or otherwise in conjunction with others, commodities and other personal property, equipment, machinery, of every kind, character and description whatsoever and wheresoever situated and any interest therein.

        Section 2.4.    To Act as Agent.    To act in any and all places in any capacity as agent or representative for any person, firm, corporation, association or entity.

        Section 2.5.    To Make Contracts.    To enter into, make, perform and carry out, or cancel and rescind, contracts for any lawful purposes pertaining to the business of the Corporation with any person, firm, corporation, association, partnership or other entity.

        Section 2.6.    To Deal in Good Will.    To acquire, (by purchase, lease, exchange, hire or otherwise), all, or any part, of the good will, rights, property and business of any person, partnership, association, corporation or other entity now or hereafter engaged in any business similar to any business which the Corporation is authorized to conduct; to pay for the same in cash or in stocks, bonds or other obligations of the Corporation; to hold, utilize and in any manner dispose of all or any part of the rights and property so acquired, and to assume in connection therewith any liabilities of any such person, partnership, association, corporation or other entity, and conduct in any lawful manner the whole or any part of the business thus acquired.

        Section 2.7.    To Execute Guaranties.    To make any guaranty respecting stocks, dividends, securities, indebtedness, interest, contracts or other obligations.

        Section 2.8.    To Enter into Partnerships.    To enter into any lawful arrangement for sharing profits, union of interest, reciprocal associations, joint venture or cooperative association, and with any public or private person, firm, association, corporation, agency or institution, for the carrying on of any business which the Corporation is authorized to carry on or any business or transaction deemed necessary, convenient or incidental to carrying out any of the purposes or exercising any of the powers of the Corporation.

        Section 2.9.    To Enter Profit Sharing Arrangements.    To enter into any lawful arrangement for sharing profits, division of interest, reciprocal association, general or limited partnership, joint venture or cooperative association with any one or more corporations, associations, partnerships, individuals or other legal entities.

        Section 2.10.    Permits and Concessions.    To acquire (by grant, purchase, lease, license or otherwise), hold, own, use, develop, operate under, lease, mortgage, pledge, sell, dispose of or otherwise deal in and with permits, concessions, grants, franchises, licenses, rights and privileges of every kind and nature to the extent permitted by law.

        Section 2.11.    Patents and Similar Rights.    To acquire (by application, purchase, exchange, lease or otherwise), hold, own, use, lease, mortgage, pledge, sell, convey, exchange, and grant licenses in respect of or otherwise deal in and with letters patent of the United States of America or any foreign country, patent rights, privileges, inventions, discoveries, improvements, processes, formulae, copyrights, trademarks and trade names.

        Section 2.12.    To Raise Funds.    To borrow money, either alone or in conjunction with subsidiary or affiliated corporations, and from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue bonds, debentures, promissory notes, drafts, bills of exchange, warrants, letters of credit and other negotiable or nonnegotiable instruments and evidences of indebtedness, either alone or in conjunction with subsidiaries or affiliates of the corporation; to secure such bonds, debentures, promissory notes, drafts, bills of exchange, warrants, letters or credit and other evidences of indebtedness, and the interest thereon, by pledge, hypothecation or mortgage of any part or all of the tangible or intangible, real or personal assets of the Corporation; to enter into indentures specifying the terms and incidents of such instruments and the subject matter of any pledge, hypothecation or mortgage made to secure the same; to guarantee and accept responsibility for the obligations of subsidiaries or affiliates of the Corporation and to evidence such guaranty by execution of joint and several promissory notes of the Corporation and of its subsidiaries or affiliates; and to do any and all other incidental acts and things necessary on the part of the Corporation to borrow money.

        Section 2.13.    To Deal in Its Own Securities.    To purchase, take, receive or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own shares, or any securities or obligations of the Corporation, in the manner and to the extent now or hereafter permitted by the laws of Indiana; provided, except as otherwise permitted by the Act the purchase of its own shares whether direct or indirect, shall be made only to the extent of unsecured and unrestricted earned surplus and capital surplus available therefor; provided further, no purchase of or payment for its own shares shall be made at a time when the Corporation is insolvent or when such purchase or payment would make it insolvent; and provided further that its own shares belonging to the Corporation shall not be directly or indirectly voted.

        Section 2.14.    To Deal in Securities Generally.    To purchase, take, receive, subscribe for, or otherwise acquire, hold, own, vote, use, employ, sell, lend, pledge, mortgage or otherwise dispose of, and to otherwise use and deal in and with, shares or other interests in, or obligations of other individuals, domestic or foreign corporations, associations or partnerships, for whatever purpose or purposes formed or operating, or direct or indirect obligations of the United States, or any government, state, territory, governmental districts or municipality or any instrumentality thereof; and while the owner thereof to exercise all rights, powers and privileges of ownership including the right to vote thereon.

        Section 2.15.    Stated Capital, Consideration for Shares.    To determine the amount of stated capital and increase or reduce stated capital, and to determine the consideration to be received for shares issued from time to time.

        Section 2.16.    To Establish Retirement, Stock Option and Other Incentive Plans.    To pay pensions and establish pension plans, pension trusts, profit-sharing and retirement plans, stock bonus plans, stock option plans and other incentive plans for any or all of its directors, officers and employees.

        Section 2.17.    General Clause.    To do everything necessary, proper advisable or convenient for the accomplishment of any of the purposes, or the attainment of any of the objects, or the furtherance of any of the powers herein set forth, and to do every other act and thing incidental thereto or connected therewith, provided the same shall not be forbidden by the laws of the State of Indiana.

        Section 2.18.    Limiting Clause.    Nothing in this Article contained shall be construed to authorize the conduct by the corporation of rural loan and savings associations, credit unions, or a banking, railroad, insurance, surety, trust, safe deposit, mortgage guarantee, building and loan business or receiving deposits of money, bullion, or foreign coins, or of issuing bills, notes or other evidences of debt for circulation as money.

        Section 2.19.    Construction of Foregoing Clauses.    The foregoing clauses shall be construed as powers as well as purposes, and the matters expressed in each clause shall, except as otherwise expressly provided, not be limited by reference to, or inference from, the terms of any other clause, but shall be regarded as independent powers and purposes; and the enumeration of specific powers and purposes shall not be construed to limit or restrict in any manner the meaning of general terms or the general powers of the Corporation, nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature. The Corporation shall be authorized to exercise and enjoy all other powers, rights and privileges granted by the Act to corporations organized thereunder, and all the powers conferred upon such corporations by the laws of Indiana, as in force from time to time, so far as not in conflict therewith, or which may be conferred by all acts heretofore or hereafter amendatory of, or supplemental to the Act of said laws; and the enumeration of certain powers as herein specified is not intended as exclusive of, or as a waiver of, any of the powers, rights or privileges granted or conferred by the Act or the said laws now or hereafter in force; provided, however, that the Corporation shall not in any state, territory, district, possession or country carry on any business, or exercise any powers, which a corporation organized under the laws thereof could not carry on or exercise.

ARTICLE III

Period of Existence

        The period during which the Corporation shall continue is perpetual.

ARTICLE IV

Resident Agent and Principal Office

        The post-office address of the principal office of the Corporation is P.O. Box 4375, Lafayette, Indiana 47903; and the name and post-office address of its Resident Agent in charge of such office is John B. Scheumann, P.O. Box 4375, Lafayette, Indiana 47903.

ARTICLE V

Shares

        Section 5.1.    Number.    The total number of shares which the Corporation shall have authority to issue 1,000 shares without par value.

        Section 5.2.    Issuance and Consideration for Shares.    Shares may be sold or issued by the Corporation for such an amount of consideration as may be fixed from time to time by the Board of Directors. The consideration received therefor shall constitute stated capital, unless the Board of Directors of the Corporation shall within sixty (60) days after the issuance of any shares, allocate to capital surplus any portion of the consideration received for the issuance of such shares.

        Section 5.3.    Dividends.    Dividends may be declared and paid upon outstanding shares, out of unrestricted and unreserved earned surplus or capital surplus of the Corporation; provided, that the depletion of property of the Corporation having a limited life, such as a lease for a term of years need not be deducted in the computation of earned surplus available for dividends.

ARTICLE VI

Requirement Prior to Doing Business

        The Corporation will not commence business until consideration of the value of at least $1,000.00 has been received for the issuance of shares.

ARTICLE VII

Directors

        Section 7.1.    Number.    The initial Board of Directors shall be composed of two (2) member(s). The number of Directors may be from time to time fixed by the By-Laws of the Corporation at any number permitted by the Act. In the absence of the By-Law fixing the number of Directors, the number shall be two (2), except that at any time when the shares of the Corporation are owned beneficially and of record by either one (1) or two (2) persons, the number of Directors may be less than two (2) but not less than the number of shareholders.

        Section 7.2.    Names and Post-Office Addresses.    The name(s) and post-office address(es) of the initial Board of Directors of the Corporation is (are) as follows:

Name	Number & Street or Building	City	State	Zip
John B. Scheumann,	30 Newsom Lane,	Lafayette,	IN	47905
Richard H. Crosser,	13093 Brookshire, Parkway,	Carmel	IN	46032

        Section 7.3.    Qualifications of Directors.    Directors need not be shareholders of the Corporation.

ARTICLE VIII

Incorporator(s)

        Section 8.1.    Names and Post-Office Addresses.    The name(s) and post-office address(es) of the Incorporator(s) of the Corporation is (are) as follows:

Name	Number & Street or Building	City	State	Zip
John W. Tousley,	600 Union Federal Bldg.,	Indianapolis,	IN	46204

        Section 8.2.    Age.    All of such Incorporators are of lawful age.

ARTICLE IX

Provisions for Regulation of Business and Conduct of Affairs of Corporation

        Section 9.1.    Interest of Directors or Officers in Transactions.    Any contract or transaction between the Corporation and one or more of its directors or officers or between this Corporation and any firm of which one or more of its directors or officers are members or employees, or in which they are interested, or between this Corporation and any other corporation or association of which one or more of its directors or officers are stockholders, members, directors, officers or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors which acts upon, or in reference to, such contract or transaction, and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall authorize, approve and ratify such contract or transaction by the approving vote of a majority of the directors present. The interested director or directors may be counted in determining the presence of a quorum at such meeting. This Section of this Article shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common, equitable or statutory law applicable thereto.

        Section 9.2.    The Issuance of Shares.    The authorized shares of the Corporation may from time to time be issued in such number of shares, upon such terms and conditions of payment, and for such amounts of consideration, as the Board of Directors may from time to time fix. The Board of Directors may, by resolution, determine and state the relative rights, preferences, limitations or restrictions of any class or classes of shares, or of any series of any class or classes of shares subject to the approval of the Indiana Secretary of State as required by I.C. 23-1-2-6. Such power shall include, but not be limited to, the power to issue common, preferred, voting and non-voting shares.

        Section 9.3.    Meetings of Shareholders.    Meetings of the shareholders of the Corporation may be held at such place, within or without the State of Indiana, as may be specified in the respective notices or waivers of notice thereof.

        Section 9.4.    Meetings of Directors.    Meetings of the Directors of the Corporation may be held at such place, within or without the State of Indiana, as may be specified in the respective notices or waivers of notice.

        Section 9.5.    Power to Make, Alter, Amend or Repeal the By-Laws.    The Board of Directors of the Corporation shall have the power, without the approval or vote of the shareholders, to make, alter, amend or repeal the Code of By-Laws of the Corporation, but the affirmative vote of the number of Directors equal to a majority of the number necessary to constitute a quorum of the Board of Directors at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Code of By-Laws.

        Section 9.6.    General Powers of Directors.    In addition to the powers and authority expressly conferred by these Articles, the Board of Directors is hereby authorized to exercise such powers and to do all such acts as may be exercised or done by a corporation organized and existing under the provisions of the Act, and as may be exercised or done by virtue of any other law.

        Section 9.7.    Right to Amend Articles.    The Corporation reserves the right to amend, alter, change or repeal, in the manner now or hereafter prescribed by the Act, any provision contained in these Articles of Incorporation; and all rights, powers and privileges hereby conferred on shareholders, directors or officers of the Corporation are subject to this reserved power.

        Section 9.8.    Indemnification of Directors and Officers.    The Board of Directors of this Corporation may, at its discretion, indemnify any or all directors or officers or former directors or officers of the Corporation, or any person who may have served, at the Corporation's request, as a director or officer of another corporation in which the Corporation owned shares of capital stock, or of which it is a creditor, against expenses actually and reasonably incurred by him in connection with the defense of any action, suit or proceedings, civil or criminal, in which he is made a party by reason of being or having been such director or officer, except in relation to matters in which he shall be adjudged in such action, suit or proceedings to be liable for negligence or misconduct in the performance of duties.

        Section 9.9.    Additional Powers of Directors.    In addition to the powers and authorities hereinabove or by statute expressly conferred, the Board of Directors is hereby authorized to exercise all such powers and do all such acts and things as may be exercised or done by a corporation organized and existing under the provisions of the Act.

        Section 9.10.    Amendment of Articles of Incorporation.    The Corporation reserves the right to alter, amend or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by the provisions of the Act or any other pertinent enactment of the General Assembly of the State of Indiana; and all rights and powers conferred hereby on shareholders, directors and officers of the Corporation are subject to such reserved right.

        Section 9.11.    Abandoned Property.    After it remains unclaimed for a period of six (6) years, any stock, dividend, demand, obligation or past due obligation of this Corporation, interest, distribution or other claim against or obligation of this Corporation or fund or property held by this Corporation for the six (6) consecutive years last past, shall revert to and become the property of this Corporation. The Secretary shall prepare a written claim of the Corporation to such fund, claim, income or property before the end of the seventh (7th) year after its appropriate due date, distribution date or delivery date.

        IN WITNESS WHEREOF, the undersigned, being the incorporator or all of the incorporators designated in Article VIII, executed these Articles of Incorporation and certify to the truth of the facts herein stated, this 24th day of July, 1986.

/s/ JOHN W. TOUSLEY (Written Signature)
John W. Tousley (Printed Signature)
(Written Signature)
(Printed Signature)

STATE OF INDIANA	)
	)	SS:
COUNTY OF MARION	)

        I, the undersigned, a Notary Public duly commissioned to take acknowledgments and administer oaths in the State of Indiana, certify that John W. Tousley, being the incorporator referred to in Article VIII of the foregoing Articles of Incorporation, personally appeared before me; acknowledged the execution thereof; and swore to the truth of the facts therein stated.

        WITNESS my hand and Notarial Seal this 24th day of July,1986.

/s/ LESLIE E. GARD (Written Signature)
Leslie E. Gard (Printed Signature)
Notary Public
My Commission Expires:
August 29, 1988
My County of Residence:
Marion

This instrument was prepared by John W. Tousley, Attorney at Law.

code DEC/DELUXE 1-.5

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  Exhibit 3.1(y)
ARTICLES OF INCORPORATION OF DELUXE HOMES OF LAFAYETTE, INC.